Exhibit 4.2

EXECUTION VERSION

PARENT PIK TOGGLE NOTE

January 13, 2014

FOR VALUE RECEIVED, North Atlantic Holding Company, Inc. (the “Maker”) hereby promises to pay to the order of STANDARD GENERAL MASTER FUND, L.P. (the “Payee”), the principal sum of FORTY-FIVE MILLION DOLLARS ($45,000,000) together with interest, in each case in the manner described herein. Certain terms used herein are defined below in Section 12.

1.          Payments of Principal. Subject to the acceleration provisions of Section 6, all unpaid principal, fees and accrued and unpaid interest shall be due and payable in full on January 13, 2021 (the “Maturity Date”).

2.          Interest. The unpaid principal amount of this Note shall accrue interest on the basis of a 360 day year at a rate per annum equal to the LIBO Rate then in effect (but not less than 1.25%) plus 13.75%, provided that upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at a rate equal to 2.00% per annum plus the rate otherwise in effect on the principal amount of this Note. Accrued interest shall be payable (a) upon the payment or prepayment of any principal owing under this Note (but only on the principal amount so paid or prepaid), (b) quarterly on the last business day of March, June, September and December of each year (each, a “Quarterly Date”) and (c) on the Maturity Date. The Maker may elect to pay interest in kind, payable through an increase in the principal amount of the Note, which such increase shall bear interest at the same rate as the Note. “LIBO Rate” means the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by Payee from time to time for purposes of providing quotations of interest rates applicable to deposits in U.S. dollars in the London interbank market) at approximately 11:00 a.m., London time, on each Quarterly Date, as the rate for deposits in U.S. dollars with a three-month maturity. In the event that such rate is not available on such screen (or other source, as applicable) at such time for any reason, then the “LIBO Rate” shall be, for each day, a rate equal to (i) 0.50% plus (ii) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York.

3.          Prepayments. The Maker may at any time and from time to time prepay any principal amount of this Note in whole or in part without premium or penalty.

4.          Payment Terms. All payments of principal of, and interest upon, this Note shall be made by the Maker to the Payee in cash in immediately available funds in U.S. dollars, by wire transfer to the bank account designated by the Payee in writing from time to time. All payments under this Note shall be made to the Payee without withholding, defense, set-off, counterclaim or deduction; provided that the Payee agrees that the Maker may offset any and all amounts owing by it hereunder against any amounts owed to the Parent under the Backstop Agreement. Payments and prepayments made to the Payee by the Maker hereunder shall be applied first to expenses recoverable under Section 11, then accrued interest and then to principal. If the due date of any payment under this Note would otherwise fall on a day that is not a business day, such due date shall be extended to the next succeeding business day, and interest shall be payable on any principal so extended for the period of such extension.

5.           Events of Default. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur:

(a)           the Maker shall fail (i) to pay any principal or any portion thereof, when due (or) (ii) to pay any interest or any portion thereof, within five business days the same becomes due; or

(b)           the Maker defaults in the material performance of or material compliance with any term contained herein (other than those referred to in Section 5(a)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Maker’s receipt of written notice of such default from the Payee (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 5(b)); or

(c)           any representation or warranty made in writing by or on behalf of the Maker or by any officer of the Maker in this Note or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, and such failure either (i) is not susceptible of cure or (ii) continues for a period of 30 days after a Responsible Officer obtains actual knowledge of such failure; or

(d)           (i) the Maker is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Maker is in default in the performance of or compliance with any term of any evidence of any indebtedness for borrowed money in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(e)           the Maker (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(f)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Maker, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Maker or any such petition shall be filed against the Maker and such petition shall not be dismissed within 60 days; or

(g)           a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Maker and which judgments are not (i) paid or fully covered by insurance or (ii) within 60 days after entry thereof, bonded, discharged, vacated, satisfied or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(h)          the Maker shall contest the validity or enforceability of any part of this Note; or

(i)           any Material contract of the Maker shall be terminated, rescinded or otherwise not in full force and effect and, in each case, resulting in a material adverse effect on the Maker.

6.          Remedies. Upon the occurrence of any Event of Default specified in Sections 5(e) and (f) above other than an Event of Default described in clause (i) of Section 5(e) or described in clause (vi) of Section 5(e) by virtue of the fact that such clause encompasses clause (i) of Section 5(e)), the principal amount of this Note together with any interest thereon shall become immediately and automatically due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Upon the occurrence and during the continuance of any other Event of Default, the Payee may, by written notice to the Maker, declare the principal amount of this Note together with any interest thereon to be due and payable, and the principal amount of this Note together with any such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Following any such demand, the Maker shall immediately pay to such holder all amounts due and payable with respect to this Note.

7.          Maker’s Representations and Warranties. The Maker represents and warrants to the Payee that the Maker has the legal capacity to execute, deliver and perform this Note. The Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Maker of this Note does not require any consent, approval or license not heretofore obtained of the Maker, violate any law, or result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any indenture, loan or credit agreement or any other contractual obligation to which the Maker is a party or by which the Maker or any of its property or assets are bound or affected. This Note has been executed and delivered by the Maker and constitutes the legal, valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms.

8.          Covenants. The Maker covenants and agrees as follows:

(a)           Transactions with Affiliates. Other than transactions permitted under Section 8(b), the Maker will not enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except upon fair and reasonable terms no less favorable to the Maker than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate as determined by the Maker’s board of directors.

(b)           Dividends; Redemption or Repurchase of Capital Stock. The Maker will not declare or pay any cash dividend (other than dividends payable solely in common stock of the Person making such dividend) on, nor will the Maker make any cash payment for the repurchase or redemption of, any capital stock of the Maker, whether now or hereafter outstanding, other than in each case listed below:

(i) payments used to redeem capital stock held by officers, directors or employees of the Maker (or their transferees, estates or beneficiaries under their estates); provided that the aggregate cash consideration paid for all such redemptions shall not exceed $1.0 million in the aggregate; and provided further that no payments may be made under this clause (i) to redeem capital stock held by Thomas F. Helms, Jr. (or his transferees, estates or beneficiaries under his estate);

(ii) repurchases of capital stock deemed to occur upon exercise of stock options if such capital stock represents a portion of the exercise prices of such options;

(iii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Maker; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 8(b) (as determined in good faith by the board of the directors of the Maker);

(iv) payments made to David Brunson to the extent permitted under the NATC Debt Documents; and

(v) the making of other such payments in an amount not to exceed $1.0 million in any calendar year.

9.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Note shall be governed by, and construed in accordance with, the law of the State of New York. The Maker and Payee hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. This Note may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Note. Delivery of an executed counterpart of a signature page to this Note by electronic transmission shall be as effective as delivery of an original executed counterpart of this Note. Section 11 shall survive the termination of this Note. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.          Definitions. The following capitalized terms, when used in this Note, shall have the following meanings:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Maker.

“Debtor Relief Law” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Governmental Authority” means (a)the government of (i)the United States of America or any State or other political subdivision thereof, or (ii) any other jurisdiction in which the Maker conducts all or any part of its business, or which asserts jurisdiction over any properties of the Maker, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company.

“NATC Debt Documents” means the First Lien Term Loan Credit Agreement dated as of January 13, 2014, the Second Lien Term Loan Credit Agreement dated as of January 13, 2014, and the ABL Credit Agreement dated as of January 13, 2014, in each case, as may be amended, extended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise, government or any agency or political subdivision thereof or any other entity.

“Responsible Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Maker and any other officer of the Maker with responsibility for the administration of the relevant portion of this Agreement.

11.     Expenses; Amendments; Notices. The Maker shall pay on demand all costs and expenses of the Payee (i) in connection with the negotiation, preparation, administration, execution and delivery of this Note and any other agreement in connection herewith, including filing fees, taxes, assessments, attorney’s fees and expenses and the allocated cost of any internal counsel to the Payee, (ii) in connection with each amendment, forbearance, waiver, consent, refinancing, restructuring, reorganization (including any fees (including attorneys’ fees) and costs incurred by the Payee for any reason in respect of the bankruptcy of the Maker), enforcement or attempted enforcement, and any matter related thereto, and in each case including all out of pocket expenses of the Payee or Payee’s attorneys that are related thereto, and (iii) the reasonable fees and costs of consultants, appraisers, accountants and the like engaged by the Payee in respect of the Maker’s obligations hereunder. The Maker shall reimburse, hold harmless and indemnify the Payee and its directors, agents and affiliates from any and all loss, liability or legal or other expense with respect to or resulting from this Note. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Maker and the Payee. All notices and other communications in respect of this Note shall be given or made in writing at the address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by electronic transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

12.     Right of Setoff. If an Event of Default shall have occurred and be continuing, the Payee and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Payee or any such affiliate to or for the credit or the account of the Maker against any and all of the obligations of the Maker now or hereafter existing hereunder to the Payee or, irrespective of whether or not the Payee shall have made any demand hereunder and although such obligations of the Maker may be contingent or unmatured or are owed to a branch or office of the Payee different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Payee and its affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that the Payee or its affiliates may have.

13.      Assignments. The Payee may at any time assign all or a portion of its rights and obligations under this Note with the prior written consent of the Maker, provided that no such consent shall be required for an assignment to an affiliate of the Payee or if an Event of Default has occurred and is continuing. In the event of any such assignment, the Payee and the assignee or assignees may enter such intercreditor arrangements as they may determine to be necessary or advisable for the purpose of determining voting rights and similar issues hereunder. From and after the effective date specified in each assignment and assumption, the assignee thereunder shall be a party to this Note and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the Payee under this Note, and the Payee shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Note (and, in the case of an assignment and assumption covering all of the Payee’s rights and obligations under this Note, the Payee shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 11 with respect to facts and circumstances occurring prior to the effective date of such assignment.

14.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

NORTH ATLANTIC HOLDING COMPANY, INC.

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

STANDARD GENERAL MASTER FUND, L.P., as the Payee, hereby accepts this Note.

STANDARD GENERAL MASTER FUND, L.P.

By:
Name:
Title:

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IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

NORTH ATLANTIC HOLDING COMPANY, INC.

By:
Name:
Title:

STANDARD GENERAL MASTER FUND, L.P., as the Payee, hereby accepts this Note.

STANDARD GENERAL MASTER FUND, L.P.

By:	/s/ David Glazek
Name:	David Glazek
Title:	Partner

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